Exhibit 15.2

August 3, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 3, 2011 on our review of interim financial information of Domus Holdings Corp. and its subsidiaries and Realogy Corporation and its subsidiaries for the three and six month periods ended June 30, 2011 and June 30, 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011 is included in its Prospectus Supplement No. 1 dated August 3, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP